EXHIBIT 99.1

Exactech Q3 Net Income up 25% to $3.2 Million. Diluted EPS $0.23 vs. $0.19. Worldwide Sales Up 9% to $55.7 Million. U.S. Sales Increased 11%.

YTD Revenue Up 6% to $175.5M, Net Income $10.8M, EPS $0.79

Gainesville, Fla. - October 22, 2013 -- Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder, spine and biologic materials, announced today sales of $55.7 million for the third quarter of 2013, a 9% increase over $51.3 million in the third quarter of 2012. Net income was $3.2 million, or $0.23 per diluted share, compared to $2.6 million, or $0.19 per diluted share, in the same quarter a year ago.

Third Quarter Segment Performance

•	Knee implant sales increased 2% to $18.6 million

•	Extremity implant sales increased 24% to $15.1 million

•	Hip implant sales increased 6% to $9.8 million

•	Biologic and Spine sales increased 1% to $6.0 million

•	Other sales increased 8% to $6.1 million

Nine Months Highlights and Segment Performance
For the first nine months of 2013 revenue was $175.5 million, an increase of 6% over $165.1 million for the comparable period last year. Net income for the first nine months of 2013 increased 22% to $10.8 million, or $0.79 per diluted share compared to $8.9 million, or $0.67 per diluted share for the first nine months of 2012. First nine month product revenues were as follows:

•	Knee implant revenue decreased 1% to $60.2 million

•	Extremity implant revenue increased 27% to $47.1 million

•	Hip implant revenue increased 1% to $30.8 million

•	Biologic and spine revenue increased 5% to $18.9 million

•	Other products revenue decreased 1% to $18.6 million

Management Comment
Exactech Chairman and CEO Dr. Bill Petty said, “We had a very successful quarter recording improvement in each of our operating segments. This resulted in a strong boost to net income and improved positive cash flow. Business strengthened pretty much across the board and we also benefited from a number of factors including a more favorable Euro exchange rate. New product lines are largely meeting our expectations and we continue to get welcomed favorable feedback from our surgeons and other customers. We also continue to benefit from strong cost controls supported in part by efficiencies from internal manufacturing operations.”

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Exactech President David Petty said, “U.S. sales increased 11% to $39.1 million compared with $35.3 million in the third quarter a year ago and international sales increased 4% to $16.6 million. U.S. sales represented 70% of total sales and international sales were 30% of the total. For the first nine months of 2013, U.S. sales rose 10% to $117.9 million compared with $107.3 million in 2012. International sales for the first nine months of 2013 decreased 0.3% to $57.6 million and decreased to 33% of total sales from 35% of total sales for the first nine months of 2012 due to relative weakness in a few specific markets earlier in the year. On a constant currency basis, international sales increased 6% and worldwide sales grew 9% for the third quarter.”

Chief Financial Officer Jody Phillips said, “We continued to make financial progress during the third quarter of 2013 with the 25% increase in net income. Particularly encouraging was the gross margin improvement to 71% of sales, which was a function of higher than expected U.S. sales mix as well as lower costs due to our internal manufacturing operations. The 11% increase in operating expenses was largely in line with our expectations although we are projecting lower increases in operating expenses for the fourth quarter.”

Looking forward, Exactech narrowed its 2013 sales guidance of $237 - $239 million and increased its full year diluted EPS target to $1.09 - $1.11. For the fourth quarter ending December 31, 2013, the company said it anticipates sales of $61.5 - $63.5 million and diluted EPS of $0.30 - $0.32. The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

The financial statements are below.

Conference Call
The company has scheduled a conference call at 10:00 a.m. Eastern Time on Wednesday, October 23. The call will cover the company’s third quarter results. CEO Bill Petty will open the conference call and a question-and-answer session will follow.

To participate in the call, dial 1-877-941-2068 any time after 9:50 a.m. Eastern on October 23rd. International and local callers should dial 1-480-629-9712. A live webcast of the call will be available at http://www.hawkassociates.com/profile/exac.cfm or http://public.viavid.com/index.php?id=106302.
This call will be archived for approximately 90 days.

About Exactech
Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States, in addition to more than 30 markets in Europe, Latin America, Asia and the Pacific. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive

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pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

Investor contacts                        Julie Marshall or Frank Hawkins
Jody Phillips                             Hawk Associates
Chief Financial Officer                    305-451-1888
352-377-1140                            E-mail: exactech@hawkassociates.com

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EXACTECH INC.

EXACTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(unaudited)	(audited)
	September 30,	December 31,
	2013	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,779	$5,838
Accounts receivable, net of allowances of $1,231 and $1,012	56,300	48,073
Prepaid expenses and other assets, net	2,834	2,877
Income taxes receivable	1,489	502
Inventories – current	71,779	70,699
Deferred tax assets – current	2,621	2,229
Total current assets	141,802	130,218

PROPERTY AND EQUIPMENT:
Land	2,213	2,211
Machinery and equipment	34,751	33,158
Surgical instruments	95,091	85,115
Furniture and fixtures	3,840	3,858
Facilities	18,058	18,033
Projects in process	858	643
Total property and equipment	154,811	143,018
Accumulated depreciation	(72,745)	(61,586)
Net property and equipment	82,066	81,432

OTHER ASSETS:
Deferred financing and deposits, net	915	866
Non-current inventories	11,074	5,410
Product licenses and designs, net	9,841	10,534
Patents and trademarks, net	2,033	2,217
Customer relationships, net	777	1,108
Goodwill	13,435	13,356
Total other assets	38,075	33,491
TOTAL ASSETS	$261,943	$245,141

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$14,539	$14,773
Income taxes payable	472	2,188
Accrued expenses and other liabilities	11,605	11,726
Other current liabilities	250	250
Current portion of long-term debt	3,000	2,625
Total current liabilities	29,866	31,562

LONG-TERM LIABILITIES:
Deferred tax liabilities	3,019	3,186
Line of credit	18,386	12,197
Long-term debt, net of current portion	24,000	26,250
Other long-term liabilities	817	1,049
Total long-term liabilities	46,222	42,682
Total liabilities	76,088	74,244

SHAREHOLDERS’ EQUITY:
Common stock	135	133
Additional paid-in capital	67,848	63,918
Accumulated other comprehensive loss	(4,548)	(4,797)
Retained earnings	122,420	111,643
Total shareholders’ equity	185,855	170,897

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$261,943	$245,141

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EXACTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(Unaudited)

	Three Month Periods		Nine Month Periods
	Ended September 30,		Ended September 30,
	2013	2012	2013	2012
NET SALES	$55,650	$51,270	$175,510	$165,083

COST OF GOODS SOLD	16,126	15,392	53,791	50,688
Gross profit	39,524	35,878	121,719	114,395

OPERATING EXPENSES:
Sales and marketing	20,274	18,713	63,281	60,501
General and administrative	5,384	4,564	15,801	14,947
Research and development	5,068	4,366	13,523	12,630
Depreciation and amortization	3,963	3,722	11,992	11,327
Total operating expenses	34,689	31,365	104,597	99,405

INCOME FROM OPERATIONS	4,835	4,513	17,122	14,990

OTHER INCOME (EXPENSE):
Interest income	2	—	5	8
Other income (loss)	18	22	69	57
Interest expense	(281)	(322)	(852)	(1,156)
Foreign currency exchange gain (loss)	271	60	(312)	194
Total other income (expenses)	10	(240)	(1,090)	(897)

INCOME BEFORE INCOME TAXES	4,845	4,273	16,032	14,093

PROVISION FOR INCOME TAXES	1,653	1,720	5,255	5,232

NET INCOME	$3,192	$2,553	$10,777	$8,861

BASIC EARNINGS PER SHARE	$0.24	$0.19	$0.80	$0.67

DILUTED EARNINGS PER SHARE	$0.23	$0.19	$0.79	$0.67

SHARES - BASIC	13,494	13,278	13,433	13,204

SHARES - DILUTED	13,712	13,358	13,632	13,295

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EXACTECH INC.